EXHIBIT 99.1
P 480.840.8400 F 480.840.8401
7001 N. Scottsdale Rd, Suite 2050, Scottsdale, Arizona 85253
www.imhfc.com / IMH Holdings, LLC / BK 0920166

June 2017

Dear IMH Shareholder:

It has been an exciting time since I last wrote you. We started 2017 with a significant transaction which has helped further define our strategy and sets the path going forward.

On February 28, 2017, we announced the sale of our Sedona hospitality assets -- L’Auberge de Sedona Resort and Spa, Orchards Inn and 89 Agave Restaurant -- to DiamondRock Hospitality Company (NYSE:DRH) for $97 million. We achieved a gain on sale of $6.8 million on this transaction. This is in addition to $18 million of net operating income that we achieved over the 46 months after we recovered the property. As part of this transaction, we retained the rights to utilize the L’Auberge brand outside of the Northern Arizona area, and we are exploring opportunities to develop the brand in additional locations both domestically and internationally over the coming months and years. As part of this transaction, we also entered into a multi-year management contract with the buyer to continue to manage both hotels and 89 Agave. This arrangement provides IMH with a platform to develop and grow a third-party hotel management business, which we hope will result in a consistent, recurring revenue stream of management fees. It is worth noting that when we took over these assets in May of 2013, the IMH Board of Directors considered selling the asset then at $65 million based on an offer we received around that time. After careful market review and consideration, we decided to hold and work to increase the value of the assets through operational and capital improvements. We feel this decision, along with strong management at the property level, yielded this positive result for IMH.

The Sedona property sale also provides IMH with the capital we need to re-launch our lending platform. We are actively back in the market reviewing potential new loans. Our investment policy has been restructured to substantially reduce land as an acceptable asset class, thereby allowing our underwriters to focus their efforts on income-producing commercial buildings, multi-family apartments, industrial and hospitality assets.

Additionally, I am pleased to report that the IMH preferred stock previously owned by an affiliate of Singerman Real Estate Group has been purchased by a subsidiary of JPMorgan Chase & Co. (JPM). With this transaction, JPM will retain a seat on our Board of Directors replacing the Singerman Group representative. JPM is one of the world’s largest real estate owners and lenders. Their investment in IMH demonstrates confidence in our strategic direction and should enhance our ability to identify opportunities for our lending platform.

Currently, we have minimal secured property level debt and our only corporate debt is the 4%, $10 million shareholder exchange notes that we issued in April 2014 as part of the shareholder class action settlement. We are in negotiations with JPM for a $25 million credit facility that would provide us with very manageable leverage on our new lending platform, in an effort to enhance our loan yields. We expect that our interest costs on this facility will vary from 300 to 600 basis points over LIBOR (currently approximately 1%) and are hopeful to close on this facility by the end of the second quarter of 2017. This is the lowest borrowing cost we have ever enjoyed. We expect this facility to expand as our loan assets grow.

In the first quarter in 2017, we reported cash and cash equivalents of $48.2 million, net income of $2.0 million, and our earnings before interest, depreciation, amortization, non-cash based compensation and taxes (Adjusted EBITDA) was $4.1 million. This is the second consecutive quarter that we have been profitable. In the fourth quarter of 2016, we reported net income of $6.5 million and Adjusted EBITDA of $11.3 million. In the quarters ahead, we are focused on selling and monetizing our remaining recovered assets in order to continue this successful progress.

We have already identified new lending opportunities totaling over $15 million with an average coupon of 11%. Our pipeline is robust and we expect to close additional loans in the coming months and quarters.

We continue to search the landscape for additional boutique hotels to purchase and/or manage. The objective here is to find amazing assets that have been “under loved,” acquire them, rebrand them, re-stabilize, drive net operating earnings, and then sell the asset and retain the management contract. We hope to close at least one hotel purchase in 2017.

We recognize the desire by many shareholders to recover at least some of their original investment in the Company. Commencing in the 4th quarter of 2017, we anticipate working with investment banks to explore possible options to raise additional capital and create liquidity for our shareholders. Of course, we cannot assure you that this will happen as this is highly dependent on market conditions and there are numerous restrictions on the amount of stock we can sell without compromising our net operating loss carryforwards, as I have discussed in prior letters. We are also exploring alternative capital raising options. The opportunity to manage capital will spread our corporate overhead over a larger base to help generate additional earnings for IMH.

Finally, we would like to remind you that our next annual meeting of shareholders is scheduled for June 29, 2017, at 9:00 a.m. at the Hotel Du Pont at 11th and Market Streets in Wilmington, Delaware. All shareholders received a notice in the mail which included instructions for how to cast your vote for the annual meeting. If you have not already done so, we encourage you to vote by visiting www.envisionreports.com/IMH as described on the notice. If you have not received the notice, please contact us at (800) 510-6445 to obtain one. All votes must be received by no later than June 28, 2017, 11:59 am Eastern time.

Thank you for your continued support and confidence.

Sincerely
Lawrence Bain
Chairman and CEO

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Our future plans and other statements in this letter about expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “will,” “believe,” “could,” “estimate,” “feel,” “expect,” “intend,” ”likely,” “may,” “plan,” “potential,” “should,” “see,” “hope,” “view” and “would” or the negative of these terms or other comparable terminology. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for the disclosure of forward-looking statements.

Our forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the risks and uncertainties related to the Company that can be found under the heading “Risk Factors” in IMH Financial Corporation’s most recent annual report on Form 10-K and other filings with the SEC. These forward-looking statements are based on information currently available to us and actual results may differ as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. These forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should not place undue reliance on these forward-looking statements.

As a public reporting entity, IMH Financial Corporation files periodic reports with the SEC. For additional financial and other important information pertaining to the Company, individuals can visit www.sec.gov and reference CIK #1397403.

Use of Non-GAAP Financial Information

Adjusted EBITDA and adjusted net earnings (loss) are considered “non-GAAP financial measures” under SEC guidelines. The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods. The Company also believes that providing this non-GAAP financial information, in addition to the related GAAP measures, gives investors greater transparency to the information used by management in its financial and operational decision-making. However, because under SEC guidelines these non-GAAP financial measures are considered an incomplete measure of the Company's financial performance and involves differences from net earnings (loss) computed in accordance with GAAP, it should be considered along with, and not as an alternative to, the Company's net loss computed in accordance with GAAP as a measure of the Company's financial performance.

A reconciliation of the Company's net loss attributable to common shareholders, as reported, to adjusted net loss and adjusted EBITDA for the quarters ended December 31, 2016 and March 31, 2017 and the year ended December 31, 2016 follows (in thousands except per share data):

3

	Three Months Ended	Three Months Ended	Year Ended
	March 31, 2017	December 31, 2016	December 31, 2016

Net Income (Loss) Attributable to Common Shareholders	$837	$5,344	$(12,251)
Net Income Attributable to Noncontrolling Interests	(21)	(25)	(117)
Cash Dividend on Redeemable Preferred Stock	528	540	2,146
Deemed Dividend of Redeemable Preferred Stock	659	646	2,505
Net Income (Loss), as reported	2,003	6,505	(7,717)
Net Income Attributable to Noncontrolling Interests	21	25	117
Non-cash Stock-based Compensation	238	188	802
Non-cash Recovery of Credit Loss	—	785	785
Non-cash Adjustments, Other	57	258	57
Adjusted Net Income (Loss)	2,319	7,560	(5,755)
Interest Expense	1,508	2,871	9,532
Depreciation and Amortization	322	888	4,040
Adjusted EBITDA (Adjusted Earnings before Interest, Taxes, Depreciation, Amortization and One-time Charges)	$4,149	$11,319	$7,817

Basic and Diluted Loss per Common Share (Note 1):
Basic and Diluted Weighted Average Common Shares Outstanding	16,089,283	15,916,325	15,916,325

Net Income (Loss) Attributable to Common Shareholders	$837	$5,344	$(12,251)
Net Income (Loss) per Common Share, Basic and Diluted	0.05	0.34	(0.77)

Adjusted Net Income (Loss)	$2,319	$7,560	$(5,755)
Adjusted Net Income (Loss) per Common Share, Basic	0.14	0.47	(0.36)

Adjusted EBITDA	$4,149	$11,319	$7,817
Adjusted EBITDA per Common Share	0.26	0.71	0.49

Note 1: For purposes of computing basic and diluted per share amounts, the amount of basic shares is used in the denominator in all instances where losses are reported for Net Income (Loss), Adjusted Net Income (Loss) and Adjusted EBITDA, as the inclusion of potentially dilutive securities would be anti-dilutive.

4